Advance Nanotech's Owlstone Subsidiary Selected as One of Four Finalists in The 2008 Royal Academy of Engineering MacRobert Awards Competition
Thursday May 22, 8:00 am ET

NEW YORK, May 22 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), announced today that its Owlstone Nanotech Inc. subsidiary has been selected as one of four finalists for the 2008 Royal Academy of Engineering MacRobert Award, the UK's premier award for innovation in engineering. HRH the Duke of Edinburgh will present a 50,000 pounds Sterling prize and the gold award medal to the winner of this year's competition at the Academy Awards Dinner in London on June 9th, 2008. The MacRobert award recognizes the successful development of innovative ideas in engineering. The academy seeks to demonstrate the importance of engineering and the role of engineers and scientists in contribution to national prosperity and internal prestige.

"Our technology enables unprecedented miniaturization of sensors with superior analytical capability, the ability to be programmed and reprogrammed to detect a wide range of substances, and high selectivity and sensitivity," commented Andrew Koehl, founder of Owlstone and original inventor of its core technology. "Our commercial opportunity is enormous given the need for new and innovative deployment scenarios in chemical detection for homeland security, industrial process control, environmental and healthcare markets. We are deeply honored to be chosen as a finalist candidate for the prestigious MacRobert Award and are proud to be recognized among the three highly regarded companies that have also achieved 2008 finalist status, The Automation Partnership, Johnson Matthey, and Touch Bionics."

Owlstone has successfully developed a silicon chip that can detect chemicals in the ambient air. What once required a large enclosure and connected apparatus due to the sheer size of conventional sensors has been reduced down to a dime sized silicon chip that can detect a wide variety of chemicals in real time from virtually any location. The system can then be connected to a wireless communication system to send back real-time results to a command station. Owlstone's proprietary FAIMS technology offers the flexibility to provide rapid alerts and detailed sample analysis with reduced flow and improved ion drive over current conventional technology. The performances of existing systems, which largely use conventional Ion Mobility Spectrometry, worsen dramatically as they are reduced in size. By contrast, the Owlstone FAIMS solution has improved sensitivity, improved selectivity at reduced power as it is miniaturized. The small size of the Owlstone sensor enables a highly integrated system with the necessary electronic and mechanical components squeezed into a compact footprint. Micro and nano-fabrication techniques enable the sensor to be manufactured in a massively parallel fashion, achieving small form factor, economy of scale and reduced unit cost. Unlike alternate miniature detectors, Owlstone's technology does not rely on exotic materials, custom engineered for each application, which often degrade over time. The Owlstone technology is easily customized to each application through software updates and can be dynamically reprogrammed for new chemicals even after deployment. Use of chemically inert materials ensures a long operational and storage life.

The Owlstone detector was conceived by Andrew Koehl who began the development of Owlstone's fundamental technology in 2001 at Caltech (California Institute of Technology) with further development at Cambridge University, England. Mr. Koehl is the inventor of the microchip spectrometer technology, the core of the Owlstone technology. That technology was furthered as he was later joined by Paul Boyle, a researcher in the Microsystems and Nanotech group at Cambridge University responsible for the design and development of the silicon-opto hybrid devices for next generation telecom systems, and David Ruiz-Alonso, a Cambridge University PhD in superconductor modeling.

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on next generation chemical and biological detection. Its proprietary technologies, developed at Cambridge University, are uniquely silicon-based, thereby offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. For more information about Advance Nanotech, please visit www.advancenanotech.com .

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. ("Owlstone") is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology-based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system that is significantly smaller and can be produced more cost effectively than existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including: small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information on Owlstone Nanotech, please visit www.owlstonenanotech.com .

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

Source: Advance Nanotech, Inc.